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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

  ENGESTROM                           John
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   (Last)                            (First)              (Middle)

  c/o ACE Limited
  The ACE Building, 30 Woodbourne Avenue
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                                    (Street)

   Hamilton                           HM 08                BERMUDA
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                June 2, 1999
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

   ACE Limited (NYSE: ACL)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

              President and Chief Executive Officer,
              Tempest Reinsurance Company Limited
           -------------------------------------------------
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6.   If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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Ordinary Shares                            10,000(1)                  D
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the Form is filed by more than one Reporting Person, see Instruction
    5(b)(v).



                                                                         (Over)
                                                                SEC 1473 (7-96)

              Table II -- Derivative Securities Beneficially Owned (e.g.,
                puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------


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Options to acquire(2)    (2)         5/1/2009        Ordinary Shares       40,000        $30.25            D
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===================================================================================================================================

Explanation of Responses:
(1) Award of restricted stock pursuant to ACE Limited Long-Term Incentive Plan (the "Plan"). Stock vests as follows: 1/4 on 5/1/2000, 1/4 on 5/1/2001, 1/4 on
5/1/2002 and 1/4 on 5/1/2003.
(2) Award of options pursuant to the Plan. Options vest as follows: 1/3 on 5/1/2001 and 1/3 on 5/1/2002.


Signed for John Engstrom pursuant
to a power of attorney on file with
the Securities and Exchange Commission


/s/ Peter N. Mear                                            6/9/99
---------------------------------------------           -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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